Registration No. 333-

As filed with the United States Securities and Exchange Commission on July 24, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HeadHunter Group PLC

(Exact name of registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dositheou 42,

Strovolos, 2028, Nicosia

Cyprus

+357-22-418200

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2016 HEADHUNTER UNIT OPTION PLAN

2018 HEADHUNTER UNIT OPTION PLAN

(Full title of the plans)

Cogency Global Inc.

10 E. 40th Street, 10th floor

New York, NY 10016

(Name and address of agent for service)

+1-800-600-9540

(Telephone number, including area code, of agent for service)

Copies to:

J. David Stewart Latham & Watkins LLP Ul. Gasheka 6 Ducat III, Office 510 Moscow, 125047 Russia +7-495-785-1234	David C. Boles Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44-20-7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (6)
Ordinary shares, nominal value €0.002 per share(2)	1,500,000(3)	$17.78(4)	$26,670,000	$3,232.40
Ordinary shares, nominal value €0.002 per share(2)	1,687,500(5)	$17.78(4)	$30,003,750	$3,636.45
Total	3,187,500	—	$56,673,750	$6,868.85

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Amended and Restated 2016 HeadHunter Unit Option Plan (the “2016 Plan”) and the 2018 HeadHunter Unit Option Plan (the “2018 Plan”).

(2)

American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of ordinary shares of HeadHunter Group PLC (the “Company”), are registered on a separate registration statement on Form F-6 (File No. 333-231031). Each ADS represents one ordinary share.

(3)	Represents the number of ordinary shares reserved for future issuance under the 2018 Plan. These shares may be represented by the Registrant’s ADSs.
(4)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Company’s ordinary shares as reported on The Nasdaq Global Select Market on July 18, 2019.

(5)	Represents the number of ordinary shares reserved for future issuance under the 2016 Plan. These shares may be represented by the Registrant’s ADSs.
(6)

The Company previously paid $5,215.38 in registration fees with respect to a Registration Statement on Form S-8 (File No. 333-231557) filed on May 17, 2019 with respect to 3,187,500 ordinary shares, of which $5,215.38 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Company has applied $5,215.38 in remaining available funds to the registration fee otherwise due for this Registration Statement and transmitted an additional $1,653.47 in connection with the filing.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of correcting an error in the calculation of the fees paid in connection with the Company’s Registration Statement on Form S-8 (File No. 333-231557) filed with the Securities and Exchange Commission on May 17, 2019 (the “Prior Registration Statement”). The Company is concurrently filing a Post-Effective Amendment to the Prior Registration Statement to deregister the securities registered under the Prior Registration Statement and has terminated all offerings of securities pursuant to such registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by HeadHunter Group PLC, a company organized under the laws of Cyprus (the “Company” or the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s prospectus filed on May 9, 2019, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-224065), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

the description of the Company’s ordinary shares, with a nominal value of €0.002 per share, and ADS included in the Registration Statement on Form 8-A filed on April 25, 2019 (File No. 001-38882) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents or reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent designated therein, certain reports on Form 6-K, furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association provide that, subject to certain limitations, we will indemnify our directors and officers against any losses or liabilities which they may sustain or incur in or about the execution of their duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in their favor or in which they are acquitted. The service agreements with our independent directors also provide for indemnification of this type.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to executive officers and board members or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-224065) filed on April 25, 2019).

4.2+	Amended and Restated 2016 Headhunter Unit Option Plan.

4.3+	2018 Headhunter Unit Option Plan.

5.1+	Opinion of Antis Triantafyllides & Sons LLC.

23.1+	Consent of Antis Triantafyllides & Sons LLC (included in Exhibit 5.1).

23.2+	Consent of JSC “KPMG.”

24.1+	Power of Attorney (included on signature page).

+	Filed herewith

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia, on July 24, 2019.

HeadHunter Group PLC

By:	/s/ Mikhail Zhukov
Name:	Mikhail Zhukov
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mikhail Zhukov and Grigorii Moiseev, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Mikhail Zhukov	Chief Executive Officer	July 24, 2019
Mikhail Zhukov	(Principal executive officer) and Member of the Board

/s/ Grigorii Moiseev	Chief Financial Officer	July 24, 2019
Grigorii Moiseev	(Principal financial officer and principal accounting officer)

/s/ Martin Cocker	Member of the Board	July 24, 2019
Martin Cocker

/s/ Ion Dagtoglou	Member of the Board	July 24, 2019
Ion Dagtoglou

/s/ Morten Heuing	Member of the Board	July 24, 2019
Morten Heuing

/s/ Dmitri Krukov	Member of the Board	July 24, 2019
Dmitri Krukov

/s/ Maksim Melnikov	Member of the Board	July 24, 2019
Maksim Melnikov

/s/ Thomas Otter	Member of the Board	July 24, 2019
Thomas Otter

/s/ Terje Seljeseth	Member of the Board	July 24, 2019
Terje Seljeseth

/s/ Evgeny Zelensky	Member of the Board	July 24, 2019
Evgeny Zelensky

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HeadHunter Group PLC has signed this Registration Statement on July 24, 2019.

Cogency Global Inc.

By:	/s/ Pushkala Sivaramakrishnan
Name:	Pushkala Sivaramakrishnan
Title:	Assistant Secretary